Exhibit 99.1

Celanese Corporation
222 West Las Colinas Blvd.
Suite 900N
Irving, Texas 75039

Celanese Corporation Reports Third Quarter 2013 Results
Preliminary 2014 Outlook Consistent with Long-Term Growth Objectives
Third quarter 2013 financial highlights:

•	Adjusted earnings per share of $1.20, up $0.08 from the prior quarter

•	Adjusted EBIT margin of 17.1 percent, up 110 basis points from the prior quarter

•	Deployed $96 million of cash, repurchasing approximately 2 million shares at an average price of $48.74

•	Cash on hand consistent with prior quarter at $1.1 billion

•	GAAP earnings per share of $1.07, up $0.24 from the prior quarter

Dallas, October 18, 2013: Celanese Corporation (NYSE: CE), a global technology and specialty materials company, today reported third quarter 2013 adjusted earnings per share of $1.20 versus $1.12 in the prior quarter.

	Three Months Ended
	September 30, 2013	June 30, 2013
	(unaudited)
	(In $ millions, except per share data)
Net sales	1,636	1,653
Operating profit (loss)	211	169
Net earnings (loss)	172	133
Adjusted EBIT / Total segment income (1)	279	264
Operating EBITDA (1)	355	339
Diluted EPS - continuing operations	$1.07	$0.83
Diluted EPS - total	$1.08	$0.83
Adjusted EPS (2)	$1.20	$1.12
______________________________

(1)	Non-U.S. GAAP measure. See Table 1 for reconciliation.

(2)	Non-U.S. GAAP measure. See Table 3 for reconciliation.
Additional information about our prior period performance is included in our Quarterly Reports on Form 10-Q and in our Current Year Reconciliations to Non-GAAP Financial Measures available on our website at www.celanese.com in the Investor Relations section.

"Celanese's third quarter results were excellent and put us on track to deliver on our objectives for 2013. We improved segment income margin to 17.1 percent due to our continued focus on Celanese-specific initiatives and providing value-added applications to our customers," said Mark Rohr, chairman and chief executive officer. "Our strong cash flow results allowed us to more actively utilize our balance sheet, deploying $96 million of cash in the quarter to purchase approximately 2 million shares. We also maintained a cash balance of $1.1 billion and net debt balance of less than $2.0 billion. We continue to be well positioned to pursue our balanced cash deployment strategy."
Recent Highlights

•
Announced a 100 percent increase in the company's quarterly common stock dividend. Effective July 25, 2013, the dividend rate increased from $0.09 to $0.18 per share of common stock on a quarterly basis and from $0.36 to $0.72 per share of common stock on an annual basis.

•
Signed a Memorandum of Understanding (MoU) with PetroChina Limited to advance the development of synthetic fuel ethanol opportunities in China utilizing Celanese's proprietary TCX® ethanol process technology.

•	Introduced six significant new product platforms from the company's engineered materials business at K-Fair 2013, the premier global trade fair for the plastics industry, including:

◦	Next generation GUR® UHMW-PE with step change in material performance and processing efficiencies

◦	Hostaform® XGC Glass Reinforced POM with superior mechanical properties

◦	Fortron® ICE PPS with improved productivity and properties

◦	Hostaform® PTX POM series for flexible applications

◦	Hostaform® LPT POM for molded fuel tanks

◦	Hostaform® POM S series expanded to include new XT grades with improved toughness
Third Quarter Business Segment Overview
Advanced Engineered Materials
Advanced Engineered Materials' third quarter segment income margin decreased sequentially to 23.4 percent, on segment income of $81 million. The 100 basis point decrease in segment income margin was primarily due to the impact of turnaround activity at the company's Middle East affiliate, which resulted in approximately $15 million of lower affiliate earnings, on a sequential basis. Operating profit, which excludes affiliate earnings, increased to $48 million from $39 million in the prior quarter demonstrating the continued success of the company's engineered materials business in penetrating the automotive space with its highly engineered polymers. Volumes were down 2 percent in the quarter, despite lower sequential auto builds in Europe and the United States of 13 percent and 9 percent, respectively. An improved mix of higher-value medical applications, lower raw material costs and focused spending initiatives contributed to the increase in operating profit this quarter.
Consumer Specialties
Third quarter segment income margin in Consumer Specialties was 34.8 percent on $108 million of segment income as continued healthy demand for acetate tow resulted in consistent volumes and pricing. Operating profit, which excludes dividends from its cellulose derivatives ventures, increased to $85 million from $83 million in the prior quarter. We are beginning to see commercial success with QorusTM as well as a growing number of trials with more than 50 projects globally.

Industrial Specialties
Industrial Specialties' third quarter segment income margin was 8.4 percent, a 200 point sequential improvement on segment income of $25 million, which was a 31.6 percent increase over the second quarter. Volumes increased 3 percent primarily driven by higher EVA polymers volumes in North America and Asia. Focused spending initiatives also contributed to segment income this quarter. Pricing decreased 3 percent on lower raw material costs. Operating profit was $24 million in the third quarter compared with $18 million in the prior quarter.
Acetyl Intermediates
Third quarter segment income margin in Acetyl Intermediates increased 90 basis points sequentially to 9.1 percent on $72 million of segment income, reflecting less turnaround activity than in the prior quarter. Volumes were 1 percent lower. Pricing decreased 1 percent on lower raw material costs, primarily ethylene. Operating profit was $67 million in the third quarter compared with $55 million in the prior quarter.
Capital Structure
During the third quarter of 2013, the company generated $232 million of operating cash flow driven by continued strong earnings. Adjusted free cash flow for the quarter was $117 million.
During the quarter, the company deployed $96 million of cash on share repurchases and has $290 million remaining at September 30 under its current share repurchase authorization. Additionally, the company's strong cash flow results allow it to continue to pursue its balanced capital deployment strategy of reducing balance sheet leverage, increasing dividends and repurchasing shares.
As of September 30, 2013, the company's net debt was less than $2.0 billion, a $145 million decrease from December 31, 2012.
Strategic Affiliates
Earnings from equity investments were $41 million compared to $55 million in the prior quarter, primarily due to the timing of turnaround activity at the company's Middle East affiliate. Cash dividends received in the third quarter from equity investments were $11 million compared to $45 million in the prior quarter.
During the third quarter of 2013, the company received a quarterly dividend of $21 million from its cellulose derivatives ventures, $2 million lower than the prior quarter. In 2013, the company began receiving quarterly dividends from its cellulose derivatives ventures. In prior years, dividends from its cellulose derivatives ventures were received annually in the second quarter. In the second quarter of 2012, the company received an annual dividend of $83 million. During the first nine months of 2013, the company received three quarterly dividends totaling $68 million.
Taxes
The tax rate for adjusted earnings per share was 19 percent in the third quarter of 2013, consistent with the prior quarter. The effective tax rate for GAAP for the third quarter of 2013 was 25 percent compared to 36 percent in the second quarter.

Net cash taxes paid in the third quarter of 2013 were $8 million compared with $30 million in the second quarter primarily due to the timing of tax refunds received.
Outlook
"Our global teams have done a tremendous job this year of driving earnings growth through Celanese-specific initiatives," said Rohr. "As we take our initial view of 2014, we expect earnings growth will continue to be driven by the actions we are taking, not by depending upon increases from the global economy. Celanese-specific initiatives that translate innovation from new products and drive efficiencies through productivity will fuel earnings growth in 2014 at levels consistent with our long-term growth objective."
The company's earnings presentation and prepared remarks related to the third quarter results will be posted on its website at www.celanese.com in the investor section after market close on October 18.

Contacts:
Investor Relations	Media - U.S.	Media - Europe
Jon Puckett	Travis Jacobsen	Jens Kurth
Phone: +1 972 443 4965	Phone: +1 972 443 3750	Phone: +49(0)69 45009 1574
Jon.Puckett@celanese.com	William.Jacobsen@celanese.com	J.Kurth@celanese.com
Celanese Corporation is a global technology leader in the production of differentiated chemistry solutions and specialty materials used in most major industries and consumer applications. With sales almost equally divided between North America, Europe and Asia, the company uses the full breadth of its global chemistry, technology and business expertise to create value for customers and the corporation. Celanese partners with customers to solve their most critical needs while making a positive impact on its communities and the world. Based in Dallas, Texas, Celanese employs approximately 7,600 employees worldwide and had 2012 net sales of $6.4 billion. For more information about Celanese Corporation and its product offerings, visit www.celanese.com or our blog at www.celaneseblog.com.
Forward-Looking Statements
This release may contain “forward-looking statements,” which include information concerning the company's plans, objectives, goals, strategies, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. All forward-looking statements are based upon current expectations and beliefs and various assumptions. There can be no assurance that the company will realize these expectations or that these beliefs will prove correct. There are a number of risks and uncertainties that could cause actual results to differ materially from the results expressed or implied in the forward-looking statements contained in this release. These risks and uncertainties include, among other things: changes in general economic, business, political and regulatory conditions in the countries or regions in which we operate; the length and depth of product and industry business cycles, particularly in the automotive, electrical, textiles, electronics and construction industries; changes in the price and availability of raw materials, particularly changes in the demand for, supply of, and market prices of ethylene, methanol, natural gas, wood pulp and fuel oil and the prices for electricity and other energy sources; the ability to pass increases in raw material prices on to customers or otherwise improve margins through price increases; the ability to maintain plant utilization rates and to implement planned capacity additions and expansions; the ability to reduce or maintain their current levels of production costs and to improve productivity by implementing technological improvements to existing plants; increased price competition and the introduction of competing products by other companies; market acceptance of our technology; the ability to obtain governmental approvals and to construct facilities on terms and schedules acceptable to the company; changes in the degree of intellectual property and other legal protection afforded to our products or technologies, or the theft of such intellectual property; compliance and other costs and potential disruption or interruption of production or operations due to accidents, interruptions in sources of raw materials, cyber security incidents, terrorism or political unrest or other unforeseen events or delays in construction or operation of facilities, including as a result of geopolitical conditions, the occurrence of acts of war or terrorist incidents or as a result of weather or natural disasters; potential liability for remedial actions and increased costs under existing or future environmental regulations, including those relating to climate change; potential liability resulting from pending or future litigation, or from changes in the laws, regulations or policies of governments or other governmental activities in the countries in which we operate; changes in currency exchange rates and interest rates; our level of indebtedness, which could diminish our ability to raise additional capital to fund operations or limit our ability to react to changes in the economy or the chemicals industry; and various other factors discussed from time to time in the company's filings with the Securities and Exchange Commission. Any forward-looking statement speaks only as of the date on which it is made, and the company undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances.

Reconciliation of Non-US GAAP Measures to US GAAP
This release provides information about the following non-US GAAP measures: adjusted EBIT, operating EBITDA, adjusted earnings per share, adjusted free cash flow and net debt as non-US GAAP measures. These measurements are not recognized in accordance with US GAAP and should not be viewed as an alternative to US GAAP measures of performance. The most directly comparable financial measure presented in accordance with US GAAP in our consolidated financial statements for adjusted EBIT and operating EBITDA is net earnings (loss); for adjusted earnings per share is earnings (loss) from continuing operations per common share-diluted; for adjusted free cash flow is cash flow from operations; and for net debt is total debt.
Use of Non-US GAAP Financial Information

•
Adjusted EBIT is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense and taxes, and further adjusted for certain items (formally other charges and other adjustments). We believe that adjusted EBIT provides transparent and useful information to management, investors and analysts in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. Our management recognizes that adjusted EBIT has inherent limitations because of the excluded items. Adjusted EBIT is one of the measures management uses for planning and budgeting, monitoring and evaluating financial and operating results and as a performance metric in the Company's incentive compensation plan. We may provide guidance on adjusted EBIT but are unable to reconcile forecasted adjusted EBIT to a GAAP financial measure without unreasonable effort because a forecast of certain items is not practical. Adjusted EBIT by business segment may also be referred to by management as segment income.

•
Operating EBITDA is defined by the Company as net earnings (loss) less interest income plus loss (earnings) from discontinued operations, interest expense, taxes and depreciation and amortization, and further adjusted for certain items. Operating EBITDA is equal to adjusted EBIT plus depreciation and amortization, and has the same uses and limitations as adjusted EBIT described above.

•
Adjusted earnings per share is defined by the Company as earnings (loss) from continuing operations, adjusted for income tax (provision) benefit, certain items, refinancing and related expenses and noncontrolling interests, divided by the number of basic common shares, convertible preferred shares and dilutive restricted stock units and stock options calculated using the treasury method. We believe that adjusted earnings per share provides transparent and useful information to management, investors and analysts in evaluating and assessing our core operating results from period-to-period after removing the impact of unusual, non-operational or restructuring-related activities that affect comparability. We may provide guidance on adjusted earnings per share but are unable to reconcile forecasted adjusted earnings per share to a GAAP financial measure without unreasonable effort because a forecast of certain items is not practical.

Note: The income tax rate used for adjusted earnings per share approximates the midpoint in a range of forecasted tax rates for the year. This range may include certain partial or full-year forecasted tax opportunities, where applicable, and specifically excludes changes in uncertain tax positions, discrete items and other material items adjusted out of our GAAP earnings for adjusted earnings per share purposes, and changes in management's assessments regarding the ability to realize deferred tax assets. We also reflect the impact of foreign tax credits when utilized for the adjusted earnings per share tax rate. We analyze this rate quarterly and adjust if there is a material change in the range of forecasted tax rates; an updated forecast would not necessarily result in a change to our tax rate used for adjusted earnings per share. The adjusted tax rate is an estimate and may differ from the actual tax rate used for GAAP reporting in any given reporting period. It is not practical to reconcile our prospective adjusted tax rate to the actual GAAP tax rate in any given future period.

•
Adjusted free cash flow is defined by the Company as cash flow from operations less other productive asset purchases, operating cash flow from discontinued operations and certain cash flow adjustments. We believe that adjusted free cash flow provides useful information to management, investors and analysts in evaluating the Company’s liquidity and credit quality assessment. Although we use adjusted free cash flow as a financial measure to assess the performance of our business, the use of adjusted free cash flow has important limitations, including that adjusted free cash flow does not reflect the cash requirements necessary to service our indebtedness, lease obligations, unconditional purchase obligations or pension and postretirement funding obligations.

•
Net debt is defined by the Company as total debt less cash and cash equivalents. We believe that net debt provides useful information to management, investors and analysts in evaluating changes to the Company's capital structure and credit quality assessment.

Results Unaudited
The results in this document, together with the adjustments made to present the results on a comparable basis, have not been audited and are based on internal financial data furnished to management. Quarterly results should not be taken as an indication of the results of operations to be reported for any subsequent period or for the full fiscal year.
Change in accounting policy regarding pension and other postretirement benefits
Effective January 1, 2013, we elected to change our policy for recognizing actuarial gains and losses and the change in fair value of plan assets for our defined benefit pension plans and other postretirement benefit plans. We now immediately recognize the change in fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is required to be remeasured. The remaining components of our net periodic benefit cost are recorded on a quarterly basis.
In connection with the change in accounting policy for pension and other postretirement benefits and to properly match the actual operational expenses each business segment is incurring, we changed our allocation of net periodic benefit cost. We now allocate only the service cost and amortization of prior service cost components of our pension and postretirement plans to each business segment on a ratable basis. All other components of net periodic benefit cost (interest cost, expected return on assets and net actuarial gains and losses) are recorded to Other Activities as these components are considered financing activities managed at the corporate level. Financial information for prior periods has been retrospectively adjusted and can be identified by the heading "As Adjusted".

Consolidated Statements of Operations - Unaudited

	Three Months Ended
	September 30, 2013	June 30, 2013	September 30, 2012
			As Adjusted
	(In $ millions, except share and per share data)
Net sales	1,636	1,653	1,609
Cost of sales	(1,290)	(1,334)	(1,281)
Gross profit	346	319	328
Selling, general and administrative expenses	(97)	(113)	(113)
Amortization of intangible assets	(6)	(9)	(12)
Research and development expenses	(24)	(23)	(23)
Other (charges) gains, net	(4)	(3)	2
Foreign exchange gain (loss), net	(2)	(2)	(4)
Gain (loss) on disposition of businesses and asset, net	(2)	—	(2)
Operating profit (loss)	211	169	176
Equity in net earnings (loss) of affiliates	41	55	50
Interest expense	(43)	(44)	(44)
Refinancing expense	(1)	—	—
Interest income	—	1	—
Dividend income - cost investments	22	23	1
Other income (expense), net	(2)	4	3
Earnings (loss) from continuing operations before tax	228	208	186
Income tax (provision) benefit	(57)	(75)	(57)
Earnings (loss) from continuing operations	171	133	129
Earnings (loss) from operation of discontinued operations	1	—	(3)
Gain (loss) on disposition of discontinued operations	—	—	—
Income tax (provision) benefit from discontinued operations	—	—	1
Earnings (loss) from discontinued operations	1	—	(2)
Net earnings (loss)	172	133	127
Net (earnings) loss attributable to noncontrolling interests	—	—	—
Net earnings (loss) attributable to Celanese Corporation	172	133	127
Amounts attributable to Celanese Corporation
Earnings (loss) from continuing operations	171	133	129
Earnings (loss) from discontinued operations	1	—	(2)
Net earnings (loss)	172	133	127
Earnings (loss) per common share - basic
Continuing operations	1.08	0.83	0.81
Discontinued operations	0.01	—	(0.01)
Net earnings (loss) - basic	1.09	0.83	0.80
Earnings (loss) per common share - diluted
Continuing operations	1.07	0.83	0.80
Discontinued operations	0.01	—	(0.01)
Net earnings (loss) - diluted	1.08	0.83	0.79
Weighted average shares (in millions)
Basic	158.5	159.7	159.1
Diluted	159.1	160.1	160.1

Consolidated Balance Sheets - Unaudited

	As of September 30, 2013	As of December 31, 2012
		As Adjusted
	(In $ millions)
ASSETS
Current Assets
Cash and cash equivalents	1,100	959
Trade receivables - third party and affiliates, net	949	827
Non-trade receivables, net	293	209
Inventories	753	711
Deferred income taxes	50	49
Marketable securities, at fair value	44	53
Other assets	39	31
Total current assets	3,228	2,839
Investments in affiliates	857	800
Property, plant and equipment, net	3,391	3,350
Deferred income taxes	604	606
Other assets	498	463
Goodwill	787	777
Intangible assets, net	147	165
Total assets	9,512	9,000
LIABILITIES AND EQUITY
Current Liabilities
Short-term borrowings and current installments of long-term debt - third party and affiliates	224	168
Trade payables - third party and affiliates	739	649
Other liabilities	457	475
Deferred income taxes	25	25
Income taxes payable	152	38
Total current liabilities	1,597	1,355
Long-term debt	2,870	2,930
Deferred income taxes	61	50
Uncertain tax positions	203	181
Benefit obligations	1,546	1,602
Other liabilities	1,151	1,152
Commitments and Contingencies
Stockholders' Equity
Preferred stock	—	—
Common stock	—	—
Treasury stock, at cost	(1,007)	(905)
Additional paid-in capital	753	731
Retained earnings	2,385	1,993
Accumulated other comprehensive income (loss), net	(47)	(89)
Total Celanese Corporation stockholders' equity	2,084	1,730
Noncontrolling interests	—	—
Total equity	2,084	1,730
Total liabilities and equity	9,512	9,000

Table 1
Reconciliation of Consolidated Net Earnings (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Three Months Ended
	September 30, 2013	June 30, 2013
	(In $ millions)
Net earnings (loss)	172	133
(Earnings) loss from discontinued operations	(1)	—
Interest income	—	(1)
Interest expense	43	44
Refinancing expense	1	—
Income tax provision (benefit)	57	75
Certain items (1)	7	13
Adjusted EBIT	279	264
Depreciation and amortization expense (2)	76	75
Operating EBITDA	355	339

Three Months Ended
	September 30, 2013	June 30, 2013
(In $ millions)
Advanced Engineered Materials	—	—
Consumer Specialties	—	—
Industrial Specialties	—	—
Acetyl Intermediates	—	—
Other Activities (3)	—	—
Accelerated depreciation and amortization expense	—	—
Depreciation and amortization expense (2)	76	75
Total depreciation and amortization expense	76	75
______________________________

(1)	See Table 8 for details.

(2)	Excludes accelerated depreciation and amortization expense as detailed in the table above and included in Certain items above.

(3)
Other Activities includes corporate Selling, general and administrative ("SG&A") expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

Table 2
Segment Data and Reconciliation of Operating Profit (Loss) to Adjusted EBIT and Operating EBITDA - Non-GAAP Measures - Unaudited

	Three Months Ended
	September 30, 2013		June 30, 2013
	(In $ millions, except percentages)
Operating Profit (Loss) / Operating Margin (1)
Advanced Engineered Materials	48	13.9%	39	11.1%
Consumer Specialties	85	27.4%	83	26.4%
Industrial Specialties	24	8.0%	18	6.1%
Acetyl Intermediates	67	8.4%	55	6.8%
Other Activities (2)	(13)		(26)
Total	211	12.9%	169	10.2%
Equity Earnings, Cost - Dividend Income and Other Income (Expense)
Advanced Engineered Materials	31		45
Consumer Specialties	21		24
Industrial Specialties	—		—
Acetyl Intermediates	3		3
Other Activities (2)	6		10
Total	61		82
Certain Items (3)
Advanced Engineered Materials	2		2
Consumer Specialties	2		2
Industrial Specialties	1		1
Acetyl Intermediates	2		8
Other Activities (2)	—		—
Total	7		13
Adjusted EBIT / Adjusted EBIT Margin (1)
Advanced Engineered Materials	81	23.4%	86	24.4%
Consumer Specialties	108	34.8%	109	34.7%
Industrial Specialties	25	8.4%	19	6.4%
Acetyl Intermediates	72	9.1%	66	8.2%
Other Activities (2)	(7)		(16)
Total	279	17.1%	264	16.0%
Depreciation and Amortization Expense (4)
Advanced Engineered Materials	27		27
Consumer Specialties	10		10
Industrial Specialties	13		12
Acetyl Intermediates	22		22
Other Activities (2)	4		4
Total	76		75
Operating EBITDA
Advanced Engineered Materials	108		113
Consumer Specialties	118		119
Industrial Specialties	38		31
Acetyl Intermediates	94		88
Other Activities (2)	(3)		(12)
Total	355		339
______________________________

(1)	Defined as Operating profit (loss) and Adjusted EBIT, respectively, divided by Net sales. See Table 4 for Net sales.

(2)
Other Activities includes corporate SG&A expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

(3)	See Table 8 for details.

(4)	Excludes accelerated depreciation and amortization expense. See Table 1 for details.

Table 3
Adjusted Earnings (Loss) Per Share - Reconciliation of a Non-GAAP Measure - Unaudited

	Three Months Ended				Nine Months Ended
	September 30, 2013		June 30, 2013		September 30, 2013
		per share		per share		per share
	(In $ millions, except per share data)
Earnings (loss) from continuing operations	171	1.07	133	0.83	445	2.79
Deduct: Income tax (provision) benefit	(57)		(75)		(209)
Earnings (loss) from continuing operations before tax	228		208		654
Certain items (1)	7		13		28
Refinancing expense	1		—		1
Adjusted earnings (loss) from continuing operations before tax	236		221		683
Income tax (provision) benefit on adjusted earnings (2)	(45)		(42)		(130)
Noncontrolling interests	—		—		—
Adjusted earnings (loss) from continuing operations	191	1.20	179	1.12	553	3.46

	Diluted shares (in millions) (3)
Weighted average shares outstanding	158.5		159.7		159.3
Dilutive stock options	0.2		0.2		0.2
Dilutive restricted stock units	0.4		0.2		0.3
Total diluted shares	159.1		160.1		159.8
______________________________

(1)	See Table 8 for details.

(2)	The adjusted effective tax rate is 19% for the three and nine months ended September 30, 2013 and three months ended June 30, 2013.

(3)	Potentially dilutive shares are included in the adjusted earnings per share calculation when adjusted earnings are positive.
Table 4
Net Sales by Segment - Unaudited

	Three Months Ended
	September 30, 2013	June 30, 2013
	(In $ millions)
Advanced Engineered Materials	346	352
Consumer Specialties	310	314
Industrial Specialties	299	295
Acetyl Intermediates	795	809
Other Activities (1)	—	—
Intersegment eliminations	(114)	(117)
Total	1,636	1,653
______________________________

(1)
Other Activities includes corporate SG&A expenses, the results of captive insurance companies and certain components of net periodic benefit cost, including interest cost, expected return on assets and net actuarial gains and losses.

Factors Increasing (Decreasing) Segment Net Sales - Unaudited
Three Months Ended September 30, 2013 Compared to Three Months Ended June 30, 2013

	Volume	Price	Currency	Other	Total
	(In percentages)
Advanced Engineered Materials	(2)	—	—	—	(2)
Consumer Specialties	(1)	—	—	—	(1)
Industrial Specialties	3	(3)	1	—	1
Acetyl Intermediates	(1)	(1)	—	—	(2)
Total Company	—	(1)	—	—	(1)

Table 5
Adjusted Free Cash Flow - Reconciliation of a Non-GAAP Measure - Unaudited

	Three Months Ended
	September 30, 2013	June 30, 2013
	(In $ millions)
Net cash provided by (used in) operating activities	232	229
Adjustments to operating cash for discontinued operations	—	6
Net cash provided by (used in) operating activities from continuing operations	232	235
Capital expenditures	(110)	(75)
Cash flow adjustments (1)	(5)	(6)
Adjusted free cash flow	117	154
______________________________

(1)	Amounts primarily associated with purchases of other productive assets that are classified as 'investing activities' for GAAP purposes.
Table 6
Cash Dividends Received - Unaudited

	Three Months Ended
	September 30, 2013	June 30, 2013
	(In $ millions)
Dividends from equity investments	11	45
Dividends from cost investments	22	23
Total	33	68
Table 7
Net Debt - Reconciliation of a Non-GAAP Measure - Unaudited

	As of September 30, 2013	As of December 31, 2012
	(In $ millions)
Short-term borrowings and current installments of long-term debt - third party and affiliates	224	168
Long-term debt	2,870	2,930
Total debt	3,094	3,098
Less: Cash and cash equivalents	1,100	959
Net debt	1,994	2,139

Table 8
Certain Items - Unaudited
The following Certain items are included in Net earnings (loss) and are adjustments to non-GAAP measures:

	Three Months Ended		Nine Months Ended September 30, 2013
	September 30, 2013	June 30, 2013		Income Statement Classification
	(In $ millions)
Employee termination benefits	—	1	3	Other charges (gains), net
Kelsterbach plant relocation	2	2	6	Other charges (gains), net
Asset impairments	2	—	2	Other charges (gains), net
Plant closures	1	1	3	Cost of sales / SG&A
(Gain) loss on disposition of assets	1	—	1	(Gain) loss on disposition
Commercial disputes	—	5	5	Cost of sales
Other	1	4	8	Cost of sales / SG&A
Total	7	13	28